Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Globe Net Wireless Corp.:

We hereby consent to the inclusion in this Registration Statement on Form S-1, of our report dated December 27, 2012 of Globe Net Wireless Corp., relating to the financial statements as of August 31, 2012 and for the period from inception, September 4, 2009 to August 31, 2012 and to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ K. R. Margetson Ltd.

Chartered Accountant
North Vancouver, BC
May 6, 2013